EXHIBIT 23



                      CONSENT OF INDEPENDENT AUDITORS


To Board of Directors
Strouds, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 33-87608 and No. 33-87610) of our report dated April 14, 1999, relating to the balance sheets of Strouds, Inc. as of February 27, 1999 and February 28, 1998 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 27, 1999, which report appears in the February 27, 1999 Annual Report on Form 10-K of Strouds, Inc.



/s/KPMG LLP
--------------------------
Los Angeles, California
May 20, 1998